Exhibit 99.1

ACE*COMM in Receipt of NASDAQ Compliance Notice

Gaithersburg, MD – January 20, 2003 - ACE*COMM (NASDAQ:ACEC), a global provider of advanced operations support systems (OSS) technologies, announced today that it has received a NASDAQ Staff Determination on January 13, 2003 indicating that the Company did not comply with the minimum $10 million stockholders’ equity requirement for continued listing on the NASDAQ National Market, as set forth in Market Place Rule 4450(a)(3), for the period ended September 30, 2002. The Company has appealed this determination and requested a hearing before a NASDAQ Listing Qualifications Panel to consider ongoing efforts by the Company that, when completed, would increase shareholder equity to levels sustainably above the minimum requirement. There can be no assurance however that the Company will favourably conclude these efforts or that the Panel will grant the Company’s request for continued National Market listing. The Company believes that it would be eligible for listing on the NASDAQ Small Cap Market if it elects to apply, and the Company intends to apply if its request for continued National Market listing is not granted.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks - knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide - including over 100 installations in China - enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard Company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

For editorial contacts:

ACE*COMM
Marcie Weber
Director of Marketing and Communications
(613) 730-4726